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                                                                EXHIBIT 99


                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------
                                                       Date:    October 13, 1995
                                                       Contact: Bradley P. Gould
                                                                (614) 529-3815


NASDAQ:MDEX


                 MEDEX, INC. ANNOUNCES SHAREHOLDER RIGHTS PLAN


           COLUMBUS, Ohio -- Medex, Inc. today announced that its Board of Directors has adopted a Shareholder RIghts Plan designed to deter coercive takeover tactics and to help prevent situations in which one group of shareholders may derive a benefit that is not available to all shareholders.
           Under the Rights Plan, shareholders of record on October 26, 1995 will receive one right for each share of Common Stock held on that date. Each right entitles the holder to buy one share of Common Stock at a price of $60 per share, subject to adjustment. The right to purchase Common Stock becomes exercisable only if a person or group acquires 15% or more of the Company's outstanding Common Stock or announces a tender offer which, if successfully completed, would result in the offeror owning at least 20% of the Company's Common Stock.
           Upon the occurrence of certain events ("Triggering Events"), including the acquisition by a person or group of 20% or more of the Company's outstanding Common Stock or a merger involving the Company which is not approved by a majority of the continuing members of the Company's Board of Directors, each right alternatively entitles shareholders to buy securities or assets of Medex, Inc. or, depending on the form of the transaction, common stock of the acquiring company generally at a price that will be one-half of the market value of the securities or assets at that time.
                                   - more -

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MEDEX, INC. ANNOUNCES SHAREHOLDER RIGHTS PLAN - 2

Once a Triggering Event occurs, rights held by a 15% holder of Common Stock or any person affiliated or associated with such person cannot be exercised.
           The Medex Board of Directors adopted the Plan in part because, in view of recent declines in the trading price of the Medex, Inc. Common Stock and previously announced management changes, the Board and its financial advisors believe that there is an increased risk of an unsolicited attempt to acquire the Company for less than its fair value. The Plan is not designed to preclude Medex, Inc.'s Board of Directors from considering an offer to acquire the Company if the Board believes the offer to be in the best interests of all of the Company's shareholders. The Plan permits the Board to redeem the rights for a nominal amount incidental to such a transaction and in certain other instances. The Rights plan expires on October 26, 2005, unless the rights are previously redeemed.
           The Company stated that additional information summarizing the Shareholder Rights Plan will be mailed to the Company's shareholders in the near future.
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